Exhibit 99.1
JCPENNEY APPOINTS MARVIN ELLISON TO SUCCEED MYRON E. (MIKE) ULLMAN, III AS CHAIRMAN

PLANO, Texas - (July 21, 2016) - The Board of Directors of J. C. Penney Company, Inc. (NYSE: JCP) has appointed Chief Executive Officer Marvin Ellison to the additional position of Chairman, effective August 1, 2016. Mr. Ellison succeeds Myron E. (Mike) Ullman, III who will be retiring in accordance with the transition plan that the Company outlined in 2014.

Mr. Ullman said, “I am delighted that the board has appointed Marvin as Chairman. Over the past year and a half, he has proven himself to be the right leader for our Company, as we have made significant progress in implementing the changes needed to rebuild JCPenney into a successful, modern retailer with a profitable and sustainable business. It’s been a privilege to work closely with Marvin, and I am pleased to know that this Company is in good hands for the future."

Mr. Ellison said, "It is an honor to succeed Mike as the next Chairman of JCPenney. Mike has demonstrated great leadership, twice as CEO, and for the past year as our Executive Chairman. For someone who started his retail career as a $4.35 store security officer, it is a blessing and an honor to be named Chairman of JCPenney. I look forward to continuing to work with our talented board and management team as we continue to take the steps necessary to drive the resurgence of JCPenney.”

Longtime retail executive Ronald W. Tysoe, who has served on the board since 2013, will continue as the Company’s Lead Independent Director.

About Marvin Ellison
Marvin Ellison, 51, has been Chief Executive Officer of J. C. Penney Company, Inc. since August 1, 2015. Mr. Ellison served as President and CEO-Designee of J. C. Penney from November 1, 2014 through July 2015. From August 2008 through October 2014, he served as Executive Vice President - U.S. Stores of The Home Depot, Inc., a home improvement specialty retailer. From June 2002 to August 2008, he served in a variety of operational roles at The Home Depot, including as President - Northern Division and as Senior Vice President - Global Logistics. Prior to joining The Home Depot, Mr. Ellison spent 15 years at Target Corporation in a variety of assets protection and operational roles.

Mr. Ellison serves on the board of directors of FedEx. He is actively involved in philanthropic efforts including mentoring programs aimed at developing inner-city youth. He earned a business administration degree in marketing from the University of Memphis and a Master of Business Administration from Emory University.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE:JCP), one of the nation's largest apparel and home furnishings retailers, is on a mission to ensure every shopping experience is worth the customer's time, money and effort. Whether shopping jcp.com or visiting one of over 1,000 store locations across the United States and Puerto Rico, customers will discover a broad assortment of products from a leading portfolio of private, exclusive and national brands.  Supporting this value proposition is the warrior spirit of over 100,000 JCPenney associates worldwide, who are focused on the Company's three strategic priorities of strengthening private brands, becoming a world-class omnichannel retailer and increasing revenue per customer. For additional information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms including EMV chip technology, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-K for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

###